Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES THIRD QUARTER 2016 RESULTS

FORT WORTH, TEXAS, OCTOBER 25, 2016 RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its third quarter financial results.

Highlights –

•	Merger with Memorial Resource Development Corp. (“Memorial”) closed on September 16th
•	Gulf Markets Expansion pipeline on line in early October improves natural gas netbacks by moving 150,000 Mmbtu per day of Range natural gas from Appalachia to Gulf Coast markets
•	North Louisiana production growth and additional takeaway projects result in better natural gas differentials going forward
•	New condensate sales agreements commenced July 1, improving condensate prices by approximately $7.00 per barrel compared to the previous quarter
•	NGL pricing improved to 25% of WTI compared to 13% of WTI in the prior-year quarter
•	Third quarter production averaged a record 1,508 net Mmcfe per day
•	Southern Marcellus production averaged a record 1,228 net Mmcfe per day, up 23% from the prior-year quarter
•	Unit costs improved by 3%, or $0.09 per mcfe, compared to prior-year quarter

Commenting, Jeff Ventura, the Company’s CEO said, “Range reached another milestone in the Company’s history with the closing of the Memorial merger on September 16th.  Combining the North Louisiana stacked pay assets with our extensive Marcellus/Utica inventory makes Range a better and stronger company, with geographic diversity that allows us flexibility in capital allocation and marketing.  The integration of North Louisiana’s operations is going well and we expect the combined experience and skills from both teams will enhance the value of these high-quality assets.

Third quarter results were encouraging, as production increased, unit costs improved and unhedged cash margins rebounded.  We are excited as we look forward to fourth quarter 2016 and the full year 2017, as we anticipate improving margins on all of our products and continued improvement in capital efficiency across the Company.  With our extensive opportunity set in two high-quality natural gas plays, we believe Range is in a great position to drive shareholder value for many years to come.”

Financial Discussion

Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market gain or loss on derivatives, non-cash stock compensation and other items shown separately on the attached tables.  “Unit costs” as used in this release are composed of direct operating, transportation, gathering, processing and compression, production and ad valorem taxes, general and administrative, interest and depletion, depreciation and amortization costs divided by production.  See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.

Third Quarter 2016

GAAP revenues for third quarter 2016 totaled $413 million (a 14% decrease compared to third quarter 2015).  GAAP net cash provided from operating activities including changes in working capital was $32 million compared to $145 million in third quarter 2015 and GAAP earnings were a loss of $42 million ($0.23 loss per diluted share) versus a loss of $301 million ($1.81 per diluted share) in the prior-year quarter.  Third quarter 2016 included a $65 million derivative gain due to decreased commodity prices, compared to a $202 million gain in 2015.  Third quarter 2016 also included a deferred compensation plan gain of $12 million, due to the decrease in Range’s stock price during the quarter, compared to a $44 million gain in the prior-year quarter.

Non-GAAP revenues for third quarter 2016 totaled $402 million (a 3% decrease compared to third quarter 2015), cash flow from operations before changes in working capital, a non-GAAP measure, was $123 million compared to $169 million in third quarter 2015.  Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was a loss of $10.4 million ($0.06 loss per diluted share) for the third quarter 2016 compared to earnings of $5.5 million ($0.03 per diluted share) in the prior-year quarter.  The Company’s total unit costs improved by $0.09 per mcfe, or 3%, compared to the prior-year quarter, as shown below:

Expenses	3Q 2016 (per mcfe)	3Q 2015 (per mcfe)	Increase (Decrease)

Direct operating	$0.16	$0.26	$(38%)
Transportation, gathering, processing & compression	1.00	0.75	33%
Production and ad valorem taxes	0.05	0.06	(17%)
General and administrative	0.21	0.25	(16%)
Interest expense	0.33	0.32	3%
Total cash unit costs (a)	1.75	1.64	7%
Depletion, depreciation amortization	0.95	1.16	(18%)
Total unit costs (a)	$2.70	$2.79	$(3%)

(a) Totals may not add due to rounding.

Third quarter 2016 natural gas, NGLs and oil differentials all improved compared to the prior year as a result of transportation capacity, marketing contracts and 15 days of production from the newly acquired North Louisiana assets.  Additional detail on commodity price realizations can be found in the Supplemental Tables provided on the Company’s website at www.rangeresources.com.

•

Production and realized prices, including hedging settlements, by each commodity for third quarter 2016 were:  natural gas – 1,016 Mmcf per day ($2.50 per mcf), NGLs – 73,252 barrels per day ($12.43 per barrel) and crude oil and condensate – 8,814 barrels per day ($49.97 per barrel).  Total third quarter production was 1,508 Mmcfe per day ($2.58 per mcfe).

•

The third quarter average natural gas price, before NYMEX hedging settlements, was $2.14 per mcf as compared to $1.98 per mcf in the prior-year quarter.    The average Company natural gas price differential including the impact of basis hedges for the third quarter improved to ($0.68) per mcf compared to ($0.78) per mcf in the prior-year quarter, as a result of increased capacity to better markets and 15 days of production from the newly acquired North Louisiana assets.  NYMEX natural gas financial hedges increased realizations $0.35 per mcf in the third quarter 2016.

•

Total NGL pricing per barrel including ethane and processing expenses before hedging settlements improved to 25% of WTI ($11.17 per barrel) compared to 13% of WTI ($6.23 per barrel) in the prior-year quarter as a result of increased NGL capacity to better markets, mainly due to Mariner East.  Hedging increased NGL prices by $1.26 per barrel in the third quarter 2016.

•

Crude oil and condensate price realizations, before realized hedges, for the third quarter averaged $39.15 per barrel, or $5.81 below WTI, compared to $13.35 below WTI in the prior-year quarter.  The improved differential primarily resulted from new condensate sales agreements in southwest Pennsylvania that began on July 1, 2016.  Hedging added $10.82 per barrel in the third quarter 2016.

Capital Expenditures

Third quarter 2016 drilling expenditures of $90 million funded the drilling of 39 (38 net) wells.  A 100% success rate was achieved.  In addition, during the quarter, $7.4 million was incurred on acreage purchases, $6.3 million on exploration expense, and $0.3 million on gas gathering systems.  Range is on target with its previously announced $495 million capital budget for 2016, not including the North Louisiana Division.  Capital expenditures in fourth quarter 2016 for the North Louisiana Division is expected to be $74 million.  The Company expects to average nine rigs running for the fourth quarter of 2016, with five in the Southern Marcellus Division and four in the North Louisiana Division.

A new slide has been added to Range’s investor presentation on page seven, available on Range’s website at www.rangeresources.com.  The slide depicts a preliminary view of 2017 and 2018 year-over-year production growth, based on current strip pricing in 2017 and assuming $3.25 and $60.00 prices for natural gas and oil respectively in 2018.  Year-over-year production growth in 2017 is expected to be 33% to 35% with the inclusion of a full year of activity for the North Louisiana assets in 2017, or 11% to 13% of organic growth.  Anticipated year-over-year production growth in 2018 is projected to be approximately 20%.

The Company expects to announce the details for the 2017 capital plan in February, following approval by the Company’s Board of Directors.

Financial Position and Liquidity

Effective with the closing of the Memorial merger on September 16, 2016, Memorial’s bank credit facility was repaid and terminated, with the borrowings funded under Range’s existing bank credit facility.  The additional collateral of the North Louisiana assets support Range’s unchanged $4 billion credit facility with a $3 billion borrowing base and $2 billion committed amount.  As of September 30, 2016, the outstanding balance under Range’s bank facility was $937 million, before debt issuance costs, and $254 million in undrawn letter of credit, leaving $809 million of committed liquidity.  At September 30, 2016, Range’s bank group was composed of 29 financial institutions, with no bank holding more than 5.8% of the total facility.  The facility matures in October of 2019 and provides for annual redeterminations, with the next redetermination expected by May 2017.

Concurrent with the closing of the Memorial merger, Range completed a series of exchange and tender offers that streamlined and standardized covenants across the debt capital structure.  This standardization enhances the Company’s financial flexibility and facilitates investor analysis of the debt securities. Of the $600 million in Memorial Senior Notes, Range received 99.8% participation in its offers to either exchange for newly issued Range Senior Notes or to redeem them in cash.  Simultaneously Range received 97.2% acceptance of its offer to exchange Range’s Senior Subordinated Notes for newly issued Senior Notes of identical maturity and coupon.

Operational Discussion

Range has updated its investor presentation with third quarter financial and operational results.  Please see www.rangeresources.com under the Investors tab, “Company Presentations” area, for the presentation entitled, “Company Presentation – October 25, 2016.”

The table below summarizes year-to-date activity and the number of wells expected to be turned to sales for the remainder of 2016.

Area	Wells to sales YTD @ 9/30/16	Remaining Fourth quarter	Planned Total Wells to sales in 2016
Super-Rich	13	1	14
Wet	26	-	26
Dry - SW	42	-	42
Dry - NE	12	5	17
Total Marcellus/Utica	93	6	99
N. Louisiana	39	3	42
Total Company	132	9	141

Several Marcellus wells that were previously expected to be turned to sales late in fourth quarter 2016 are now expected in the first two weeks of 2017.  This small adjustment has been captured in the Company’s fourth quarter production guidance, which remains on track with previous guidance.   In addition, the North Louisiana Division has approximately 25 drilled but uncompleted wells which are expected to be turned to sales in first quarter 2017.

Marcellus Shale

Total Marcellus production for the third quarter averaged 1,396 net Mmcfe per day, a 9% increase over the prior-year quarter.  The Southern Marcellus Shale Division averaged 1,228 net Mmcfe per day during the quarter, a 23% increase over the prior-year quarter.  The Northern Marcellus Shale Division averaged 169 net Mmcf per day during the quarter, a 39% decrease compared to the prior-year quarter, resulting from the sale of our Bradford County non-operated assets effective January 1, 2016, combined with a reduction in activity.

The Southern Marcellus Shale Division continues to drill and complete outstanding wells, with peer-leading EURs, while continuing to drive costs lower.  The examples below represent recent wells brought on line that continue to perform well.

•

In the southwest dry area, a four well pad brought on line in August is expected to have an EUR of approximately 16.0 Bcf per well, or over 3.0 Bcf per 1,000 lateral feet, at a cost of approximately $5.1 million per well.

•

In the wet area, a four well pad brought on line at the end of July is expected to have an EUR of approximately 27.0 Bcfe per well, or 4.0 Bcfe per 1,000 lateral feet, at a cost of approximately $5.7 million per well.

Operational efficiency gains continued in the third quarter.  Year to date through September, the division completed 2,854 stages, compared to 2,643 stages in the previous year, an 8% increase, despite a reduction in overall activity and capital spending.

Range also continues to drill faster and more efficiently.  Year to date through September, Range drilled 22% more lateral feet per day per rig, with a 5% reduction in drilling cost per lateral foot, when compared to the prior-year quarter.   Logistical improvements in water handling have resulted in annual savings of over $20 million, and costs of road construction have been reduced by 39% per mile over the past year. These and other efficiencies have driven Range’s normalized (per 1,000 feet of lateral) well costs, including surface facility costs, to among the lowest of other Marcellus peers.

North Louisiana

Although it has only been approximately 40 days since the closing of the Memorial merger, integration of the teams and assets has progressed quickly.  The North Louisiana assets will be operated as a new Range division, under the direction of Senior Vice President John Applegath, who for the past five years led Range’s Southern Marcellus Division.  John has an extensive energy industry background in areas all over the world, including prior experience with drilling and completion operations in the Cotton Valley formation.

For the third quarter, the division brought on line 16 wells, all located in the Terryville field.  Even with some outstanding well results over the past year, the team is focused on continued improvement in recoveries and capital efficiency.  Some recent examples include:

•	Two recent Terryville wells recorded spud to rig release in 30 days, compared to a year-to-date average of 40 days
•	A recent Terryville well had a 30 day average rate to sales of 27 Mmcfe per day, or 4.7 Mmcfe per day per 1,000 lateral feet, one of the top wells drilled in the field to date on a normalized basis
•	Range’s experience in studying, isolating and improving formation targeting has the potential to increase recoveries and improve consistency of results

o	Targeting of porosity intervals has been improved to a range of 20 to 40 feet compared to the previous interval of 100 to 125 feet
o	Recent wells have stayed within the new target range for the entire lateral. These wells are expected to be completed and brought on line in first quarter 2017.
•	Range’s purchasing power combined with supply chain logistics has resulted in a 7% savings in casing costs

There are currently three wells in progress in the extension acreage area, south of the Terryville field.  Based on log analysis, gas in place analysis and reservoir pressure data, combined with the stacked-pay potential in the area, Range is encouraged.  Two of the wells are currently being completed and the third well is still in the drilling phase.  Range expects to have well results by the end of the year.

Marketing and Transportation

Range’s marketing team has a track record of innovative and diversified marketing solutions across all products.  The second half of 2016 marks the confluence of several events that improve Range’s differentials and marketing options going forward.  The most notable event is the addition of the North Louisiana Division.  The newly acquired North Louisiana assets and production provide additional diversification and opportunities as the Company expects to explore new options for selling products in the Gulf Coast markets, where additional demand is expected from LNG exports, Mexican exports, power generation and the petrochemical industry.  Having the ability to sell production near seasonally strong Northeast and Midwest population centers while also having the expanded marketing ability near growing demand in the Gulf Coast area is expected to be a marketing advantage going forward.

For natural gas, Spectra’s Gulf Markets Expansion pipeline came on line in early October moving 150,000 Mmbtu per day of Range natural gas from Appalachia to markets close to the Gulf Coast.  At the same time the increased North Louisiana natural gas production bolsters Range’s natural gas realizations going forward given its proximity to the Gulf Coast.  As a result, Range’s fourth quarter natural gas differential is anticipated to improve to approximately $0.46 per mcf below NYMEX and the Company expects further improvement in 2017 to approximately $0.30 to $0.35 per mcf below NYMEX, based on current strip pricing.  Towards the end of 2017, Range has capacity on several Appalachian takeaway projects in southwest Pennsylvania that are expected to be completed on time that should result in additional improvements in 2018.

For NGLs, Range recently supplied a shipment of ethane to INEOS’ facilities in Grangemouth, Scotland.  This was the first shipment to the United Kingdom of ethane produced from shale reservoirs.  Range is proud to have played a significant role in this event which demonstrates one of Range’s innovative marketing solutions for its growing NGL production.  In addition, Range continues to sell propane from the Marcus Hook export terminal, placing over 1.8 million barrels of Range propane into international markets during the third quarter of 2016.  As a result of these exports, the full utilization of Range’s NGL marketing options and the addition of North Louisiana production, Range expects NGL realizations to improve to over 26% of WTI for the fourth quarter of 2016 and full-year 2017.

Regarding condensate, Range entered into long-term agreements in early July that will serve two Midwest refineries in purchasing condensate from southwest Pennsylvania.  The contracts largely drove the improvement in Marcellus condensate prices by approximately $7 per barrel during the quarter.  At the same time, Range’s condensate production in North Louisiana receives favorable pricing given its proximity to the Gulf Coast.   Combined, the Company expects the condensate differential to WTI to improve substantially to approximately $6.00 - $7.00 per barrel below NYMEX in the fourth quarter of 2016 and full-year 2017.

Guidance

Production per day Guidance

Production for the fourth quarter of 2016 is expected to be approximately 1,850 Mmcfe per day with 31% to 33% liquids.

Fourth Quarter 2016 Expense Guidance

Direct operating expense:	$0.18 -	$0.19 per mcfe
Transportation, gathering and compression expense:	$1.03 -	$1.04 per mcfe
Production tax expense:	$0.05 -	$0.06 per mcfe
Exploration expense:	$ 13.0 -	$15.0 million*
Unproved property impairment expense:	$ 7.0 -	$9.0 million
G&A expense:	$0.22 -	$0.24 per mcfe
Interest expense:	$0.27 -	$0.29 per mcfe
DD&A expense:	$0.95 -	$0.96 per mcfe
Net Brokered Gas Marketing Expense:	~$2.0 million

*Includes North Louisiana seismic expense of approximately $5.5 million for fourth quarter 2016

Differential Calculation

Based on current market pricing indications, Range would expect to average the following pre-hedge differentials for its fourth quarter 2016 and full year 2017 production.

	4th Quarter 2016	Full Year 2017
Natural Gas:	NYMEX less $0.46	NYMEX less $0.30 - $0.35
Natural Gas Liquids (including ethane):	26% - 28% of WTI	26% - 28% of WTI
Oil/Condensate:	WTI minus $6.00 - $7.00	WTI minus $6.00 - $7.00

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow.  Range currently has over 80% of its remaining 2016 natural gas production hedged at a weighted average floor price of $3.32 per mcf.  Range has approximately 50% of its expected 2017 gas production hedged at an average floor price of $3.21 with approximately 15% hedged using puts and collars which allow additional upside.  Similarly, Range has hedged over 80% of its remaining 2016 projected crude oil production at a floor price of $70.43 and approximately 85% of its composite fourth quarter 2016 NGL production.  Please see Range’s detailed hedging schedule posted at the end of the financial tables below and on its website at www.rangeresources.com.

Range has hedged Marcellus and other basis differentials covering 59,385,000 Mmbtu per day for October 2016 through December 2017.  The fair value of the basis hedges based upon future strip prices as of September 30, 2016 was a gain of $13.8 million.

Range has also hedged the premium spread between the Mont Belvieu propane index and the respective European and Asian propane market indexes on approximately 33% of anticipated LPG sales through December 2017.  The fair value of these hedges based upon future strip prices as of September 30, 2016 was a gain of $4.1 million.

Conference Call and Webcast Information

A conference call to review the financial results is scheduled on Wednesday, October 26 at 9:00 a.m. ET. To participate in the call, please dial 866-900-7525 and provide conference code 92858145 about 10 minutes prior to the scheduled start time.

A simultaneous webcast of the call may be accessed over the internet at www.rangeresources.com.  The webcast will be archived for replay on the Company’s website until November 26.

Non-GAAP Financial Measures

Adjusted net income or loss comparable to analysts’ estimates as set forth in this release represents income or loss before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes.  We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis.  A table is included which reconciles income or loss to adjusted net income (loss) comparable to analysts’ estimates and diluted earnings per share (adjusted).  On its website, the Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures.

Cash flow from operations before changes in working capital (sometimes referred to as “adjusted cash flow”) as defined in this release represents net cash provided from operating activities before changes in working capital and exploration expense adjusted for certain non-cash compensation items.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  A table is included which reconciles net cash from operating activities to cash flow from operations before changes in working capital as used in this release.  On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production including the amounts realized on cash-settled derivatives and net of transportation, gathering and compression expense is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Due to the GAAP disclosures of various derivative transactions and third-party transportation, gathering and compression expense, such information is now reported in various lines of the statement of operations.  The Company believes that it is important to furnish a table reflecting the details of the various components of each statement of operations line to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third-party transportation, gathering and compression expense which historically were reported as natural gas, NGLs and oil sales.  This information is intended to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single-line items shown in the GAAP financial statements included in the Company’s Quarterly Report on Form 10-Q.  The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding merger integration, future well costs, expected asset sales, well productivity, future liquidity and financial resilience, anticipated exports and related financial impact, NGL market supply and demand, improving commodity fundamentals and pricing, future capital efficiencies, future shareholder value, emerging plays, capital spending, anticipated drilling and completion activity, acreage prospectivity, expected pipeline utilization, and future guidance information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and Range's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of actual drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes, the ultimate timing, outcome and results of integrating the operations of Range and Memorial Resource Development Corp. (“MRD”); the effects of the business combination of Range and MRD, including the combined company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the completion of the business combination; expected synergies and other benefits from the business combination and the ability of Range to realize such synergies and other benefits.  Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range's filings with the Securities and Exchange Commission ("SEC"), which are incorporated by reference.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

2016-20

SOURCE:  Range Resources Corporation

Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Michael Freeman, Senior Financial Analyst

817-869-4264

mfreeman@rangeresources.com

Josh Stevens, Financial Analyst

817-869-1564

jrstevens@rangeresources.com

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	%	2016	2015	%

Revenues and other income:
Natural gas, NGLs and oil sales (a)	$304,477	$252,065		$738,570	$835,601
Derivative fair value income/(loss)	64,556	202,004		(11,334)	290,052
Brokered natural gas, marketing and other (b)	44,114	25,141		118,445	60,822
ARO settlement loss (b)	(6)	(5)		(14)	23
Other (b)	66	728		750	843
Total revenues and other income	413,207	479,933	-14%	846,417	1,187,341	-29%

Costs and expenses:
Direct operating	21,890	34,449		65,331	104,826
Direct operating – non-cash stock-based compensation (c)	497	609		1,781	2,149
Transportation, gathering, processing and compression	138,764	99,634		400,871	284,258
Production and ad valorem taxes	6,717	7,336		18,653	26,506
Brokered natural gas and marketing	44,167	31,713		120,756	79,181
Brokered natural gas and marketing – non-cash stock-based compensation (c)	455	618		1,349	1,743
Exploration	6,335	3,547		16,972	14,975
Exploration – non-cash stock-based compensation (c)	608	688		1,669	2,171
Abandonment and impairment of unproved properties	6,082	12,366		23,769	36,187
General and administrative	29,428	33,038		87,819	106,814
General and administrative – non-cash stock-based compensation (c)	11,126	11,512		37,682	38,545
General and administrative – lawsuit settlements	120	1,278		1,444	2,012
General and administrative – bad debt expense	350	350		800	600
General and administrative – DEP penalty	-	-		-	2,500
Memorial merger expenses	33,791	-		36,412	-
Termination costs	136	(76)		303	4,570
Termination costs – non-cash stock-based compensation (c)	-	(1)		-	1,720
Deferred compensation plan (d)	(11,636)	(43,705)		30,166	(56,611)
Interest expense	45,967	42,904		121,464	125,590
Loss on early extinguishment of debt	-	22,495		-	22,495
Depletion, depreciation and amortization	131,489	153,993		374,440	453,178
Impairment of proved properties and other assets	-	502,233		43,040	502,233
Loss (gain) on sale of assets	2,597	681		7,544	(2,053)
Total costs and expenses	468,883	915,662	49%	1,392,265	1,753,589	21%

Loss before income taxes	(55,676)	(435,729)	87%	(545,848)	(566,248)	4%

Income tax benefit:
Current	-	-		-	-
Deferred	(13,705)	(134,781)		(187,231)	(174,390)
	(13,705)	(134,781)		(187,231)	(174,390)

Net loss	$(41,971)	$(300,948)	86%	$(358,617)	$(391,858)	8%

Net Loss Per Common Share:
Basic	$(0.23)	$(1.81)		$(2.09)	$(2.36)
Diluted	$(0.23)	$(1.81)		$(2.09)	$(2.36)

Weighted average common shares outstanding, as reported:
Basic	180,683	166,517	9%	171,571	166,327	3%
Diluted	180,683	166,517	9%	171,571	166,327	3%

(a) See separate natural gas, NGLs and oil sales information table.

(b) Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(c) Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d) Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)	September 30,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets	$220,870	$157,530
Derivative assets	179,820	288,762
Goodwill	1,630,981	¾
Natural gas and oil properties, successful efforts method	9,206,100	6,361,305
Transportation and field assets	18,308	19,455
Other	71,180	72,979
	$11,327,259	$6,900,031

Liabilities and Stockholders’ Equity
Current liabilities	$439,786	$335,513
Asset retirement obligations	15,071	15,071
Derivative liabilities	7,277	1,136

Bank debt	930,669	86,427
Senior notes	2,847,564	738,101
Senior subordinated notes	48,476	1,826,775
Total debt	3,826,709	2,651,303

Deferred tax liability	1,176,353	777,947
Derivative liabilities	3,934	21
Deferred compensation liability	119,645	104,792
Asset retirement obligations and other liabilities	277,671	254,590

Common stock and retained earnings	5,462,514	2,761,903
Common stock held in treasury stock	(1,701)	(2,245)
Total stockholders’ equity	5,460,813	2,759,658
	$11,327,259	$6,900,031

RECONCILIATION OF TOTAL REVENUES AND OTHER INCOME TO TOTAL REVENUE EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	%	2016	2015	%

Total revenues and other income, as reported	$413,207	$479,933	-14%	$846,417	$1,187,341	-29%
Adjustment for certain special items:
Total change in fair value related to derivatives prior to settlement (gain) loss	(11,443)	(64,075)		271,991	70,593
ARO settlement (gain) loss	6	5		14	(23)
Total revenues, as adjusted, non-GAAP	$401,770	$415,863	-3%	$1,118,422	$1,257,911	-11%

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss	$(41,971)	$(300,948)	$(358,617)	$(391,858)
Adjustments to reconcile net cash provided from continuing operations:
Deferred income tax benefit	(13,705)	(134,781)	(187,231)	(174,390)
Depletion, depreciation, amortization and impairment	131,489	656,226	417,480	955,411
Exploration dry hole costs	2	(19)	2	87
Abandonment and impairment of unproved properties	6,082	12,366	23,769	36,187
Derivative fair value loss (income)	(64,556)	(202,004)	11,334	(290,052)
Cash settlements on derivative financial instruments that do not qualify for hedge accounting	53,113	137,929	260,657	360,645
Allowance for bad debts	350	350	800	600
Amortization of deferred issuance costs, loss on extinguishment of debt, and other	1,946	24,482	5,383	27,572
Deferred and stock-based compensation	971	(30,471)	72,689	(10,679)
(Loss) gain on sale of assets and other	2,597	681	7,544	(2,053)

Changes in working capital:
Accounts receivable	(9,970)	5,753	31,985	79,448
Inventory and other	(11,276)	(3,324)	(776)	(7,073)
Accounts payable	(22,074)	(16,650)	(41,268)	(13,158)
Accrued liabilities and other	(565)	(4,172)	(41,714)	(55,127)
Net changes in working capital	(43,885)	(18,393)	(51,773)	4,090
Net cash provided from operating activities	$32,433	$145,418	$202,037	$515,560

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net cash provided from operating activities, as reported	$32,433	$145,418	$202,037	$515,560
Net changes in working capital	43,885	18,393	51,773	(4,090)
Exploration expense	6,333	3,566	16,970	14,888
Lawsuit settlements	120	1,278	1,444	2,012
Cash paid to exchange senior subordinated notes	6,600	-	6,600	-
Legal contingency/DEP penalty	-	-	-	2,500
Memorial merger expenses	33,791	-	36,412	-
Termination costs	136	(76)	303	4,570
Non-cash compensation adjustment	(79)	46	(37)	636
Cash flow from operations before changes in working capital – non-GAAP measure	$123,219	$168,625	$315,502	$536,076

WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Basic:
Weighted average shares outstanding	247,145	169,362	247,145	169,142
Impact of shares issued for Memorial acquisition	(63,654)	-	(72,784)	-
Stock held by deferred compensation plan	(2,808)	(2,845)	(2,790)	(2,815)
Basic	180,683	166,517	171,571	166,327

Diluted:
Weighted average shares outstanding	247,145	169,362	247,145	169,142
Impact of shares issued for Memorial acquisition	(63,654)	-	(72,784)	-
Stock held by deferred compensation plan	(2,808)	(2,845)	(2,790)	(2,815)
Diluted	180,683	166,517	171,571	166,327

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES, a non-GAAP measure

(Unaudited, in thousands, except per unit data)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	%	2016	2015	%
Natural gas, NGL and oil sales components:
Natural gas sales	$197,476	$189,113		$464,098	$589,517
NGL sales	75,259	31,066		198,877	131,822
Oil sales	31,742	31,886		75,595	114,262
Total oil and gas sales, as reported	$304,477	$252,065	21%	$738,570	$835,601	-12%

Derivative fair value income (loss), as reported:	$64,556	$202,004		$(11,334)	$290,052
Cash settlements on derivative financial instruments – (gain) loss:
Natural gas	(35,822)	(80,675)		(205,985)	(223,603)
NGLs	(8,514)	(16,047)		(25,395)	(31,608)
Crude Oil	(8,777)	(41,207)		(29,277)	(105,434)
Total change in fair value related to derivatives prior to settlement, a non-GAAP measure	$11,443	$64,075		$(271,991)	$(70,593)

Transportation, gathering, processing and compression components:
Natural gas	$99,465	$87,886		$288,355	$247,744
NGLs	39,299	11,748		112,516	36,514
Total transportation, gathering, processing and compression, as reported	$138,764	$99,634		$400,871	$284,258

Natural gas, NGL and oil sales, including cash-settled derivatives: (c)
Natural gas sales	$233,298	$269,788		$670,083	$813,120
NGL sales	83,773	47,113		224,272	163,430
Oil sales	40,519	73,093		104,872	219,696
Total	$357,590	$389,994	-8%	999,227	1,196,246	-16%

Production of oil and gas during the periods (a):
Natural gas (mcf)	93,466,385	97,273,739	-4%	261,331,126	265,511,105	-2%
NGL (bbl)	6,739,161	4,985,092	35%	19,579,843	15,449,495	27%
Oil (bbl)	810,878	958,628	-15%	2,504,757	3,187,005	-21%
Gas equivalent (mcfe) (b)	138,766,619	132,936,059	4%	393,838,726	377,330,105	4%

Production of oil and gas – average per day (a):
Natural gas (mcf)	1,015,939	1,057,323	-4%	953,763	972,568	-2%
NGL (bbl)	73,252	54,186	35%	71,459	56,592	26%
Oil (bbl)	8,814	10,420	-15%	9,141	11,674	-22%
Gas equivalent (mcfe) (b)	1,508,333	1,444,957	4%	1,437,368	1,382,162	4%

Average prices, including cash-settled hedges that qualify for hedge accounting before third party transportation costs:
Natural gas (mcf)	$2.11	$1.94	9%	$1.78	$2.22	-20%
NGL (bbl)	$11.17	$6.23	79%	$10.16	$8.53	19%
Oil (bbl)	$39.15	$33.26	18%	$30.18	$35.85	-16%
Gas equivalent (mcfe) (b)	$2.19	$1.89	16%	$1.88	$2.21	-15%

Average prices, including cash-settled hedges and derivatives before third party transportation costs: (c)
Natural gas (mcf)	$2.50	$2.77	-10%	$2.56	$3.06	-16%
NGL (bbl)	$12.43	$9.45	32%	$11.45	$10.58	8%
Oil (bbl)	$49.97	$76.25	-34%	$41.87	$68.93	-39%
Gas equivalent (mcfe) (b)	$2.58	$2.93	-12%	$2.54	$3.17	-20%

Average prices, including cash-settled hedges and derivatives: (d)
Natural gas (mcf)	$1.43	$1.87	-24%	$1.46	$2.13	-31%
NGL (bbl)	$6.60	$7.09	-7%	$5.71	$8.21	-30%
Oil (bbl)	$49.97	$76.25	-34%	$41.87	$68.93	-39%
Gas equivalent (mcfe) (b)	$1.58	$2.18	-28%	$1.52	$2.42	-37%

Transportation, gathering and compression expense per mcfe	$1.00	$0.75	33%	$1.02	$0.75	35%

(a) Represents volumes sold regardless of when produced.

(b) Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c) Excluding third party transportation, gathering and compression costs.

(d) Net of transportation, gathering, processing and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME BEFORE INCOME TAXES AS REPORTED TO INCOME BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	%	2016	2015	%

Loss before income taxes, as reported	$(55,676)	$(435,729)	87%	$(545,848)	$(566,248)	-4%
Adjustment for certain special items:
Loss (gain) on sale of assets	2,597	681		7,544	(2,053)
(Gain) loss on ARO settlements	6	5		14	(23)
Change in fair value related to derivatives prior to settlement	(11,443)	(64,075)		271,991	70,593
Abandonment and impairment of unproved properties	6,082	12,366		23,769	36,187
Loss on early extinguishment of debt	-	22,495		-	22,495
Impairment of proved property	-	502,233		43,040	502,233
Lawsuit settlements	120	1,278		1,444	2,012
Fees paid to exchange senior subordinated notes	6,600	-		6,600	-
DEP penalty	-	-		-	2,500
Memorial merger expenses	33,791	-		36,412	-
Termination costs	136	(76)		303	4,570
Termination costs – non-cash stock-based compensation	-	(1)		-	1,720
Brokered natural gas and marketing – non-cash stock-based compensation	455	618		1,349	1,743
Direct operating – non-cash stock-based compensation	497	609		1,781	2,149
Exploration expenses – non-cash stock-based compensation	608	688		1,669	2,171
General & administrative – non-cash stock-based compensation	11,126	11,512		37,682	38,545
Deferred compensation plan – non-cash adjustment	(11,636)	(43,705)		30,166	(56,611)

(Loss) income before income taxes, as adjusted	(16,737)	8,899	NM	(82,084)	61,983	NM

Income tax expense, as adjusted
Current	-	-		-	-
Deferred (a)	(6,367)	3,436		(31,333)	23,346
Net (loss) income excluding certain items, a non-GAAP measure	$(10,370)	$5,463	NM	$(50,751)	$38,637	NM

Non-GAAP (loss) income per common share
Basic	$(0.06)	$0.03	NM	$(0.30)	$0.23	NM
Diluted	$(0.06)	$0.03	NM	$(0.30)	$0.23	NM

Non-GAAP diluted shares outstanding, if dilutive	180,683	166,517		171,571	166,685

(a)  Deferred taxes are estimated to be approximately 38%.

NM = Not meaningful

RANGE RESOURCES CORPORATION

HEDGING POSITION AS OF October 21, 2016

(Unaudited) –

	Daily Volume	Hedge Price
Gas
4Q 2016 Swaps (2)	901,739 Mmbtu	$3.32
4Q 2016 Puts (1) (2)	218,478 Mmbtu	$3.20
4Q 2016 Collars (2)	32,609 Mmbtu	$4.00 x $4.71

2017 Swaps (2)	610,691 Mmbtu	$3.18
2017 Puts (1) (2)	175,890 Mmbtu	$3.17
2017 Collars (2)	34,521 Mmbtu	$4.00 x $5.06

2018 Swaps	130,000 Mmbtu	$2.98

Oil
4Q 2016 Swaps (2)	8,640 bbls	$69.49
4Q 2016 Collars (2)	848 bbls	$80.00 x $99.70

2017 Swaps	5,666 bbls	$57.04

2018 Swaps	750 bbls	$54.42

C2 Ethane
4Q 2016 Swaps (2)	5,839 bbls	$0.46/gallon

2017 Swaps	3,000 bbls	$0.27/gallon

C3 Propane
4Q 2016 Swaps (2)	11,142 bbls	$0.75/gallon

2017 Swaps	5,500 bbls	$0.53/gallon

C4 Normal Butane
4Q 2016 Swaps (2)	6,071 bbls	$0.72/gallon

2017 Swaps	2,500 bbls	$0.68/gallon

IC4 ISO Butane
4Q 2016 Swaps (2)	1,969 bbls	$1.21/gallon

C5 Natural Gasoline
4Q 2016 Swaps (2)	8,142 bbls	$1.36/gallon

2017 Swaps	2,750 bbls	$01.01/gallon

(1)	Net of deferred premiums
(2)	Includes derivative instruments assumed in connection with the Memorial Merger

NOTE:  SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS